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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Urologix, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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(2)	Form, Schedule or Registration Statement No.:

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Urologix, Inc.

14405 Twenty-First Avenue North

Minneapolis, Minnesota 55447

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

November 11, 2003

Notice is hereby given that the Annual Meeting of Shareholders of Urologix, Inc. will be held at the Radisson Hotel and Conference Center, 3131 Campus Drive, Plymouth, Minnesota, on Tuesday, November 11, 2003 at 3:30 p.m., local time, for the following purposes:

1.	To elect two directors to hold office for a term of three years or until their respective successors have been elected and shall qualify.

2.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed September 30, 2003 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

By Order of the Board of Directors,

Fred B. Parks, Chairman

Minneapolis, Minnesota

October 9, 2003

To ensure your representation at the Annual Meeting, please sign, date and return your proxy in the enclosed envelope, whether or not you expect to attend in person. Shareholders who attend the meeting may revoke their proxies and vote in person if they so desire. This proxy is solicited on behalf of the Board of Directors of the Company.

Urologix, Inc.

14405 Twenty-First Avenue North

Minneapolis, Minnesota 55447

PROXY STATEMENT

GENERAL INFORMATION

This Proxy Statement is furnished to the shareholders of Urologix, Inc. (the “Company”) in connection with the Annual Meeting of Shareholders to be held on November 11, 2003 or any adjournment(s) or postponement(s) thereof. The mailing of this proxy statement to shareholders of the Company commenced on or about October 9, 2003.

Cost and Method of Solicitation

This solicitation of proxies to be voted at the Annual Meeting of Shareholders is being made by the Board of Directors of the Company. The cost of this solicitation of proxies will be borne by the Company. In addition to solicitation by mail, officers, directors and employees of the Company may solicit proxies by telephone or in person. The Company may also request banks and brokers to solicit their customers who have a beneficial interest in the Company’s common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

The total number of shares outstanding and entitled to vote at the meeting as of September 30, 2003 consisted of 13,966,421 shares of common stock, $.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on September 30, 2003 will be entitled to vote at the Annual Meeting.

All shareholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone) in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

If you sign and return the proxy card on time, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy card without voting instructions, your shares will be voted “FOR” each director nominee and “FOR” the other proposals.

Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present, in person or by proxy, before action may be taken at the Annual Meeting.

A director nominee will be elected if approved by the affirmative vote of the holders of a plurality of the voting power of the shares present, in person or by proxy, and entitled to vote for the election of directors. Each other proposal presented at this Annual Meeting will be approved by the affirmative vote of the holders of a majority of shares of common stock present at the Annual Meeting, either in person or by proxy, and entitled to vote.

You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on any other proposal. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director. If you abstain from voting on any of the other proposals, it has the same effect as a vote against the proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote (a broker non-vote). Shares held by brokers who do not have discretionary authority to vote on an particular matter and who have not received voting instructions from their customers are not counted or deemed to be present or represented for the purpose of determining whether shareholders have approved that matter, but they are counted as present for the purpose of determining a quorum at the Annual Meeting.

So far as the management of the Company is aware, no matters other than those described in this Proxy Statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Revoking a Proxy

You may change your vote and revoke your proxy at any time before it is voted by:

•	Sending a written statement to that effect to the Vice President-Finance of Urologix.

•	Submitting a properly signed proxy card with a later date.

•	Voting in person at the Annual Meeting.

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. The Company’s principal offices are located at 14405 Twenty-First Avenue North, Minneapolis, Minnesota 55447, and its telephone number is (763) 475-1400.

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS

AND MANAGEMENT

The following table includes information as of September 30, 2003, except as noted, concerning the beneficial ownership of common stock of the Company by (i) the only shareholders known to the Company to hold five percent or more of the common stock of the Company, (ii) each of the directors of the Company and nominees to the Board of the Company, (iii) each of the Named Executive Officers of the Company and (iv) all current directors and executive officers of the Company as a group. Unless otherwise indicated, all beneficial owners have sole voting and investment power over the shares held.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percentage Beneficially Owned
Waddell & Reed Investment Management Company (2) 6300 Lamar Avenue Overland Park, KS 66202	1,095,389	7.8%

Capital Research & Management Co. (3) 333 South Hope Street Los Angeles, CA 90071	900,000	6.4%

Dimensional Fund Advisors Inc. (4) 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	872,700	6.2%

Fred B. Parks (5)(6)	50,000	*

Mitchell Dann (5)(7)	452,357	3.2%

Susan Bartlett Foote (5)	25,000	*

Bobby I. Griffin (5)	62,500	*

Daniel J. Starks (5)	30,000	*

Kirsten Doerfert (6)	89,263	*

David A. Montecalvo (6)	72,598	*

Craig G. Palmer (6)(8)(9) 16735 49th Place North Plymouth, MN 55446	2,000	*

Michael M. Selzer, Jr. (6)(9)(10) 205 Black Oaks Lane N. Wayzata, MN 55391	82,961	*

Christopher R. Geyen (6)(9)(11) 566 Barrington Drive Shakopee, MN 55379	0	*

All current directors and executive officers as a group (10 persons)	841,660	5.8%

*	Indicates ownership of less than one percent.
(1)	Includes options to purchase the following number of shares, which are or will become exercisable within 60 days of September 30, 2003: Mr. Parks, 0 shares; Mr. Dann, 30,000 shares; Ms. Bartlett Foote, 25,000 shares; Mr. Griffin, 35,000 shares; Mr. Starks, 10,000 shares; Ms. Doerfert, 86,616 shares; Mr. Montecalvo, 70,833 shares; Mr. Palmer, 0 shares; Mr. Selzer, 0 shares; Mr. Geyen, 0 shares; and all current directors and executive officers as a group, 307,572 shares.

(2)	Based on an Amendment No. 3 to Schedule 13G filed by Waddell & Reed Investment Management Company (“WRIMCO”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Financial Services, Inc., (“WRFSI”) and Waddell & Reed Financial, Inc. (“WDR”) on April 9, 2003. The above shares are reported as beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by WRIMCO, an investment advisory subsidiary of WRI. WRI is a broker-dealer and underwriting subsidiary of WRFSI, a parent holding company. In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The Schedule 13G states that the investment advisory contracts grant WRIMCO all investment and/or voting power over securities owned by such advisory clients and the investment sub-advisory contracts grant WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, WRIMCO states that it may be deemed the beneficial owner of the shares noted above. WRIMCO, WRI, WRFSI and WDR state in their view they are not acting as a “group” for purposes of beneficial ownership and that indirect “beneficial ownership” is attributed to the respective parent companies solely because of the parent companies’ control relationship to WRIMCO.
(3)	Based on the Schedule 13G filed with the Securities and Exchange Commission by Capital Research & Management Co. on February 13, 2003. In this Schedule, the named shareholder states that it is an investment adviser and that by virtue of the ownership of the shares of Urologix noted above by SMALLCAP World Fund, Inc., an investment company and an investment advisory client of the named shareholder, the named shareholder may be deemed to be the beneficial owner of the shares noted above.
(4)	Based on a Schedule 13G filed with the Securities and Exchange Commission by Dimensional Fund Advisors Inc. on February 10, 2003. In its role as an investment advisor to four registered investment companies and as an investment manager, the shareholder states that it possesses voting and/or investment power over the shares noted opposite such shareholder’s name.
(5)	Director of the Company.
(6)	Named Executive Officer.
(7)	Includes 10,358 shares owned by M. Dann & Co. Profit Sharing Trust and 11,000 shares owned by a trust for the benefit of family members.
(8)	Mr. Palmer resigned as Vice President, U.S. Sales as of August 15, 2003.
(9)	Based upon information provided to the Company by the shareholder.
(10)	Mr. Selzer resigned as Chief Executive Officer and a director effective May 23, 2003.
(11)	Mr. Geyen resigned as Chief Financial Officer effective May 23, 2003.

PROPOSAL ONE

ELECTION OF DIRECTORS

Pursuant to the terms of the Amended and Restated Articles of Incorporation of the Company, directors are divided into three classes, with the term of one class expiring each year. As the term of each class expires, the successors to the directors in that class will be elected for a term of three years. Vacancies on the Board of Directors and newly created directorships can be filled by vote of a majority of the directors then in office.

The term of Mr. Starks expires at this Annual Meeting of Shareholders. On May 21, 2003, the Board of Directors appointed Mr. Fred B. Parks as a Director to serve until this Annual Meeting. The term of Mr. Griffin expires at the Annual Meeting of Shareholders following fiscal year 2004. The terms of Mr. Dann and Ms. Foote expire at the Annual Meeting of Shareholders following fiscal year 2005. Mr. Selzer resigned from his position on the Board of Directors effective May 27, 2003.

Two directors will be elected at the Annual Meeting to serve until the Annual Meeting of Shareholders following fiscal year 2006 or until their respective successors are elected. The Board of Directors has nominated for election Messrs. Starks and Parks to serve until the Annual Meeting following fiscal year 2006. Biographical information for the nominees is listed below.

It is intended that proxies will be voted for the named nominees. The Board of Directors believes that the nominees named below will be able to serve, but should any nominee be unable to serve as a director, the persons named in the proxies have advised the Company that they will vote for the election of such substitute nominee as the Board of Directors may propose.

The names and biographical information concerning nominees and the other directors filling unexpired terms are set forth below, based upon information furnished to the Company by the nominees and directors.

Name and Age	Principal Occupation and Other Directorships
Nominees proposed for election for term expiring at the Annual Meeting following fiscal 2006:

Daniel J. Starks (49)	Mr. Starks is the President and Chief Operating Officer of St. Jude Medical and has served in this role since February 2001. From April 1998 to February 2001, Mr. Starks served as President and Chief Executive Officer of the Cardiac Rhythm Management Division of St. Jude Medical. Prior to this, Mr. Starks served as President of Daig Corporation and then as the Chief Executive Officer of the Daig Division of St. Jude Medical after its merger into St. Jude Medical in 1996. Mr. Starks has been a Director of St. Jude Medical since 1996.

Fred B. Parks (56)	Fred B. Parks joined the company in May 2003 as Chairman of the Board of Directors and Chief Executive Officer. Prior to joining Urologix, Mr. Parks was employed by Philips Medical Systems-Cleveland (formerly Marconi Medical) from 1999 to 2003. In 1998 and 1999, Mr. Parks served as President, COO and a Board Member for St. Jude Medical, a medical device company focusing on implantable cardiovascular products. From 1976 to 1997, Mr. Parks was employed by EG&G, Inc. (now PerkinElmer, Inc.), a diversified global technology corporation, where he served as President, COO and a Board Member. Parks holds a Ph.D. in Mechanical Engineering from the University of Missouri-Columbia, a M.S. in Mechanical Engineering from the University of Arizona and a B.S. in Mechanical Engineering from the University of Missouri-Rolla.

Director with term expiring at the Annual Meeting following fiscal 2004:

Bobby I. Griffin (66)	Mr. Griffin has served as a director of the Company since November 1998. From 1973 until his retirement in 1998, Mr. Griffin held various positions with Medtronic Inc., a medical device manufacturer. From 1986 to 1998 he served as Executive Vice President of Medtronic Inc. and from 1991 to 1998 Mr. Griffin served as President of the Medtronic Pacing Business. Mr. Griffin also serves as a director for several privately-held start-up medical device companies and on the advisory boards of two small venture capital groups.

Directors with terms expiring at the Annual Meeting following fiscal 2005:

Mitchell Dann (43)	Mr. Dann is a co-founder of the Company, has served as a director since its inception in 1991 and served as acting President from June 1993 to January 1994 and from October 1998 to January 1999. He was Chairman of the Board from March 1993 to May 2003. Mr. Dann is the founder and Principal of Sapient Capital Management, LLC, a healthcare venture capital firm. Previously, Mr. Dann was President of M. Dann & Co., Inc., a venture capital advisory firm.

Susan Bartlett Foote (57)	Ms. Foote has served as a director of the Company since March 1999. She is an Associate Professor and Division Head of the Division of Health Services Research and Policy, School of Public Health, University of Minnesota since July 1999. Ms. Foote also serves on the Board of Directors for Banner Health Care, a non-profit hospital system and is a Board member of the Medical Technology Leadership Forum. From 1996 until 2001, Ms. Foote was the President of Public Policy Partners, a health care policy development and lobbying organization located in Washington, D.C., which she founded. From 1995 to 1996, Ms. Foote was Senior Vice President of APCO Associates, Inc., a public affairs firm, and a partner of the Washington office of the law firm of Dorsey & Whitney, LLP. Prior to that, Ms. Foote was a Senior Health Policy Analyst for the Office of United States Senator Dave Durenberger.

Board Meetings.    The Board of Directors met eight times during fiscal year 2003. Each current director who served as a director in fiscal year 2003 attended at least seventy-five percent of the meetings of the Board of Directors and Board committees on which the director served.

Board Committee Meetings.    The Compensation Committee is currently comprised of Mr. Griffin, Ms. Foote and Mr. Starks. The Compensation Committee acts on behalf of the Board of Directors in developing the executive compensation policies and administering the compensation programs for the Company’s executive officers. In addition, the Compensation Committee evaluates and acts upon the incentive compensation plans for the Company’s employees; administers the Company’s Stock Option Plan and other compensation plans approved by the Board of Directors and shareholders; and makes recommendations to the Board with respect to the compensation of Directors. The Compensation Committee met three times in fiscal year 2003.

The Audit Committee is currently comprised of Mr. Griffin, Ms. Foote and Mr. Starks. The Audit Committee is responsible for approving the selection, engagement and compensation of the Company’s independent auditors; reviewing and evaluating significant matters relating to the audit and internal controls of the Company; and reviewing the scope and results of audits by, and recommendations of, the Company’s independent auditors. In addition, the Audit Committee reviews the audited financial statements of the Company and considers major changes and questions of choice regarding appropriate auditing and accounting principles and practices to be followed in the preparation of the Company’s financial statements. The Audit Committee met six times in fiscal year 2003.

The Company does not have a nominating committee. However, the Company’s Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 60 days nor more than 90 days prior to a meeting date corresponding to the previous year’s Annual Meeting. The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information about such shareholder and the person(s) nominated by such shareholder, including, among other things, the name and address of record of such shareholder, a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting, the name, age, business and residence addresses and principal occupation of each nominee, such other information as would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee(s), and the consent of each nominee to serve as a director if so elected. The Company may also require any proposed nominee to furnish other information reasonably required by the Company to determine the proposed nominee’s eligibility to serve as director. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, that person will not be eligible for election as a director.

Vote Required.    Directors will be elected by a plurality of the votes cast at the Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THE NOMINEES

Executive Officers of the Company

The current executive officers of the Company are as follows:

Name	Age	Position
Fred B. Parks	56	Chief Executive Officer and Chairman

Todd E. Paulson	36	Vice President, Finance and Controller

Kirsten Doerfert	48	Vice President, Business Development and Strategic Planning

David A. Montecalvo	38	Vice President, Product Development and Operations

Paul R. Johnson	49	Vice President, Sales

Lance H. Wallin	43	Vice President, Global Marketing

The following is a brief summary of the business experience of the Company’s executive officers. Mr. Parks’ business experience is listed above under “Election of Directors.”

Mr. Paulson was appointed as Vice President of Finance on July 21, 2003. Mr. Paulson had previously served as the Company’s Controller since joining the organization in March 2000. Prior to joining Urologix, Mr. Paulson was employed by Honeywell International from 1990 to 2000. Mr. Paulson held a wide variety of positions within the Honeywell finance organization, most recently serving as a Finance Manager within the Automation and Control Solutions Group from 1997 to 2000. Mr. Paulson holds a B.S. in accounting from the University of Minnesota.

Ms. Doerfert has served as Vice President, Business Development and Strategic Planning since July 2003. She previously served as Vice President, Business Development from August 2002 through July 2003, and as Vice President, Global Marketing from November 1999 through August 2002. Prior to joining Urologix, Ms. Doerfert held the Director of Marketing, Urology position at Circon Corporation, the leading U.S. manufacturer of endoscopic instrumentation and video systems, from 1992 to 1999. From 1983 to 1992 Ms. Doerfert held various sales and marketing positions at Corometrics Medical Systems, a leader in obstetrical and neonatal monitoring systems. Ms. Doerfert holds a B.S. in nursing from Georgia State University.

Mr. Montecalvo has served as Vice President, Product Development and Operations since February 2000. Prior to joining Urologix, Mr. Montecalvo was employed by Medtronic, Inc. in global supply chain and operations leadership positions of the Neurological Division from 1997–2000. From 1986 to 1997, Mr. Montecalvo was employed by LecTec Corporation, a medical device company and held positions of Vice President of Operations and Director of Corporate Science and Technology. He holds an MBA from the University of St. Thomas, Saint Paul, Minnesota, and a B.S. in biomedical engineering from Case Western Reserve University, Cleveland, Ohio.

Paul R. Johnson joined the Company on September 18, 2003 as Vice President, Sales. Prior to joining Urologix, he was most recently District Sales Manager for Toshiba America Medical Systems in Chicago. From December, 2001 until February, 2003, he held the position of Central Zone Director of MRI Sales for Philips Medical Systems, Inc. From April, 1985 through 2001, Mr. Johnson held a variety of sales and sales management positions in Medical Imaging with Picker International/Marconi Medical Systems, Inc. He holds a B.A. in Biology from Central University of Iowa.

Mr. Wallin joined the Company in August 2002 as Vice President, Global Marketing. Prior to joining Urologix, Mr. Wallin was employed by Medtronic, Inc. in various positions from 1991 to 2002. From 1997 to 2002, he served as Director of Marketing for several divisions including Cardiac Surgery Technologies, Heart

Failure Management, and Asia Pacific Cardiac Rhythm Management. From 1991 to 1997, he served in various sales management, sales and marketing positions. Mr. Wallin holds an MBA from the Wharton School of the University of Pennsylvania.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table shows, for the fiscal years ending June 30, 2003, 2002 and 2001, the cash compensation paid by the Company, as well as certain other compensation paid in or accrued to those years, to (a) Fred B. Parks who has served as Chief Executive Officer since May 27, 2003 and Michael M. Selzer, Jr., who served as the Company’s President and Chief Executive Officer until May 23, 2003 and (b) each of the four other most highly compensated executive officers of the Company in office during fiscal year 2003 whose total cash compensation exceeded $100,000 during fiscal year 2003 (together with Messrs. Selzer and Parks, the “Named Executive Officers”) in all capacities in which they served:

Summary Compensation Table

		Annual Compensation (1)					Long-Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus		Other Annual Compensation		Restricted Stock Awards	Securities Underlying Options (# Shares)
Fred B. Parks (2) Chief Executive Officer and Chairman	2003 2002 2001	$29,032 — —	$	— — —		$2,500 — —	— — —	225,000 — —

Michael M. Selzer, Jr. (3) President and Chief Executive Officer	2003 2002 2001	$233,544 253,006 220,000	$	— 50,601 86,900		$44,799 — —	— — —	— 70,000 50,000

Craig G. Palmer (4) Vice President, U.S. Sales	2003 2002 2001	$163,391 40,000 —		$31,383 8,000 —	$	— — —	— — —	50,000 75,000 —

Kirsten Doerfert Vice President, Business Development and Strategic Planning	2003 2002 2001	$149,206 142,870 136,500	$	— 17,144 32,351	$	— — —	— — —	15,000 20,000 40,000

David A. Montecalvo Vice President, Product Development and Operations	2003 2002 2001	$148,174 137,592 130,000	$	— 16,511 30,810	$	— — —	— — —	30,000 30,000 10,000

Christopher R. Geyen (5) Vice President, Chief Financial Officer, Secretary and Treasurer	2003 2002 2001	$140,912 145,158 130,000	$	— 17,419 30,810		$30,346 — —	— — —	15,000 30,000 40,000

(1)	None of the Named Executive Officers received an aggregate amount of perquisites and other personal benefits exceeding $50,000 or 10% of the officer’s total annual salary and bonus for the fiscal year.
(2)	Began serving as Chief Executive Officer on May 27, 2003. Amounts shown for 2003 reflect compensation for the partial year. Amounts under “Other Annual Compensation” reflects $1,500 for service as Chairman of the Board and $1,000 in expense allowance.

(3)	Ceased serving as President and Chief Executive Office on May 23, 2003. Amounts in 2003 stated as “Other Annual Compensation” reflects $19,462 in severance and $25,337 paid for accrued unused vacation.
(4)	Resigned as Vice President, U.S. Sales as of August 15, 2003.
(5)	Ceased serving as Vice President, Chief Financial Officer, Secretary and Treasurer on May 23, 2003. Amounts in 2003 stated as “Other Annual Compensation” reflects $11,858 in severance and $18,488 paid for accrued unused vacation.

Option Grants

The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended June 30, 2003:

Option Grants in Fiscal Year 2003

Individual Grants

Name	Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share	Market Price on Date of Grant	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term
						5%	10%
Fred B. Parks	225,000	26%	$2.75	$2.75	5/27/2013	$389,129	$986,128

Michael M. Selzer, Jr.	—	—	—	—	—	—	—

Craig G. Palmer	25,000	3%	$5.00	$5.00	7/17/2012	$78,612	$199,218

	25,000	3%	$4.72	$4.72	8/30/2012	$74,210	$188,062

Kirsten Doerfert	15,000	2%	$4.72	$4.72	8/30/2012	$44,526	$112,837

David A. Montecalvo	30,000	3%	$4.72	$4.72	8/30/2012	$89,051	$225,674

Christopher R. Geyen	15,000	2%	$4.72	$4.72	8/30/2012	$44,526	$112,837

Option Exercises and Year-End Values

Stock options were exercised by the Named Executive Officers during the fiscal year ended June 30, 2003. The following table sets forth certain information regarding exercised and unexercised options held by each of the Named Executive Officers at the end of the fiscal year ended June 30, 2003.

Aggregated Option Exercises in Fiscal Year 2003 and Option Values at Fiscal Year End
	Shares Acquired On Exercise (#)	Value Realized (1)	Number of Securities Underlying Unexercised Options at June 30, 2003		Value of Unexercised In the Money-Options At June 30, 2003 (2)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Fred B. Parks	—	—	—	225,000	—	—

Michael M. Selzer, Jr.	20,000	4,640.00	—	—	—	—

Craig G. Palmer	—	—	20,313	104,687	—	—

Kirsten Doerfert	—	—	72,345	40,001	—	—

David A. Montecalvo	—	—	51,040	66,460	—	—

Christopher R. Geyen	13,020	3,020.64	—	—	—	—

(1)	Represents the difference between the fair market value of the shares on the date of exercise and the exercise price multiplied by the number of option shares exercised.

(2)	Represents only options that were “in-the-money” on June 30, 2003. The value of unexercised options is calculated by determining the difference between the fair market value of the shares underlying the options at June 30, 2003 and the exercise price of the options, times the number of options outstanding. Fair market value was determined based on a per share price of $2.62, which is the last sale price for the Company’s common stock on June 30, 2003 the last trading day in the Company’s fiscal year.

Board Compensation Committee Report

The Compensation Committee (the “Committee”) of the Board of Directors is responsible for administering the Company’s compensation program with respect to the Company’s executive officers. This report shall not be deemed incorporated by reference to any filing under the Securities Act of 1933 or to the Securities Exchange Act of 1934 and shall not otherwise be deemed to be filed under either Act.

Compensation Philosophy

The compensation philosophy of the Company is to provide competitive levels of compensation that are consistent with the Company’s annual and long-term performance goals, recognize individual initiative and achievements and assist the Company in attracting and retaining qualified executives.

In establishing compensation for executive officers, the Company examines a variety of factors, including salaries for executives holding comparable positions in similarly situated companies, including companies in the medical device industry. The Company also seeks to establish an executive compensation program that provides incentives that will reward officers for pursuing the actions necessary to improve the Company’s performance and increase long-term shareholder value.

There are three elements to the Company’s executive compensation program: base salary, cash bonuses and long-term stock-based incentives. The Company believes that there should be a strong relationship between executive compensation and achievement of corporate goals.

Base Salary

Executive base salaries have been based upon past performance, experience, responsibility, salary levels for persons holding similar positions in similarly situated companies and other appropriate factors.

Cash Bonuses

Bonuses are awarded to executive officers upon achievement of specific goals established at the beginning of the fiscal year.

Stock Options

Stock options are generally granted to executive officers in connection with their initial employment and periodically upon review of compensation levels, past performance and future potential. The Committee believes that stock ownership by management and stock-based performance compensation arrangements are beneficial in aligning management and shareholder’s interest in enhancing shareholder value. Stock options have been awarded at an exercise price equal to the fair market on the date of grant and therefore have value only if the price of the Company’s stock appreciates from the price on the date on which the stock options are granted. In this way, the Company’s executive officers and shareholders benefit equally from such stock price appreciation. Stock options are awarded in a manner consistent with the Company’s objective to provide a long-term equity interest in the Company and to provide an opportunity for a greater financial reward if long-term performance is sustained. To encourage a long-term perspective, options generally vest over a four-year period.

Chief Executive Officer Compensation

On December 5, 1998, the Company entered into an employment agreement with Michael M. Selzer, Jr. under which Mr. Selzer agreed to serve as the Chief Executive Officer, President and a Director of the Company on an at-will basis. Mr. Selzer’s base salary under his Employment Agreement was $253,000 per year and Mr. Selzer had a bonus target of 50% of his base salary based upon achievement of corporate goals. Mr. Selzer did not earn a bonus for fiscal 2003 under the Company’s 2003 Bonus Plan. Mr. Selzer resigned as the Company’s President and Chief Executive Officer on May 23, 2003. See the section entitled “Employment and Change in Control Arrangements” for a description of the severance agreement with Mr. Selzer.

Mr. Parks began serving as the Chairman of the Board as of May 21, 2003 and as President and Chief Executive Officer beginning May 27, 2003. On September 29, 2003, the Company and Mr. Parks entered into a letter agreement relating to his employment with the Company. See the section entitled “Employment and Change In Control Arrangements” for a description of the Company’s agreement with Mr. Parks. In determining the compensation of the Company’s Chief Executive Officer, the Compensation Committee uses the criteria outlined above applicable to all executive officers.

Submitted by the Compensation Committee of the Board of Directors

SUSAN BARTLETT FOOTE	BOBBY I. GRIFFIN	DANIEL J. STARKS

INDEPENDENT PUBLIC ACCOUNTANTS

Dismissal of Independent Public Accountants

On May 14, 2002, the Company dismissed its independent public accountant, Arthur Andersen LLP and engaged KPMG LLP as its new independent public accountant. This change in independent public accountants was recommended by the Audit Committee and ratified and approved by the Company’s Board of Directors.

Arthur Andersen performed the quarterly review of the Company’s financial statements in the first three quarters of fiscal year 2002 and KPMG performed the audit of the Company’s financial statements for the fiscal year ended June 30, 2002.

During the Company’s fiscal years ended June 30, 2000 and June 30, 2001, and all subsequent interim periods through May 14, 2002, there were no disagreements between the Company and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen’s satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports on the Company’s financial statements for such period.

The audit reports issued by Arthur Andersen on the Company’s financial statements for fiscal years 2000 and 2001 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principle. In addition, none of the ‘reportable events’ described under Item 304(a)(1)(v) of Regulation S-K occurred during the Company’s 2000 and 2001 fiscal years or during the subsequent interim period. The Company provided Arthur Andersen with a copy of the foregoing disclosures, and a letter from Arthur Andersen confirming its agreement with these disclosures was filed with the Securities and Exchange Commission as Exhibit 16.1 to the Form 8-K on May 16, 2002.

The Company did not consult with KPMG at any time during fiscal years 2000 and 2001 and the subsequent interim period through May 14, 2002 with respect to the application of accounting principles to specified transactions or concerning any disagreement or reportable event with Arthur Anderson, or any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Fees of Independent Public Accountants

The aggregate fees the Company has been billed by KPMG for professional services rendered for fiscal year 2003 were $89,000, $72,000 of which were for audit fees related to the audit of our financial statements for the year ended June 30, 2003. The remaining $17,000 in fees were for other non-audit services, representing $7,500 for a pension audit and $9,500 for tax-related services. The Audit Committee considered whether the provision of other non-audit services to the Company by KPMG is compatible with maintaining the accountant’s independence and determined that the provision of non-audit services by KPMG is not incompatible with maintaining its independence with respect to the Company. KPMG did not provide financial information technology services for the Company in fiscal year 2003.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors is responsible for providing independent, objective oversight of the Company’s financial reporting system by overseeing and monitoring management’s and the independent auditors’ participation in the financial reporting process.

The Audit Committee is comprised of independent directors and acts under the Charter of the Audit Committee of the Board of Directors, which was first adopted and approved by the Board of Directors on September 8, 1999, and amended by the Board of Directors on October 3, 2002. The Audit Committee has implemented procedures to ensure that during the course of each fiscal year it devotes the attention it deems necessary or appropriate to fulfill its oversight responsibilities under the Audit Committee Charter. The Board and the Audit Committee believe that each of the members of the Audit Committee is an ‘independent director’ as that term is defined by Nasdaq listing standards.

On May 14, 2002, the Board of Directors, acting upon the recommendation of the Audit Committee, approved the dismissal of the Company’s independent public accountant, Arthur Andersen LLP. Also on May 14, 2002, the Company selected and engaged KPMG LLP as its new independent public accountant. This change in independent public accountants was made prior to commencing the audit on the Company’s financial statements for fiscal year 2002. The Company reported this change in accountants on a Current Report on Form 8-K, which was filed with the Securities and Exchange Commission on May 16, 2002. References made in this Proxy Statement to the Company’s “independent public accountants” will refer to KPMG unless stated otherwise.

Meetings of the Audit Committee

The Audit Committee held six meetings during fiscal year 2003. The meetings were designed to facilitate and encourage private communication between the Audit Committee and the Company’s independent public accountants. During the meetings, the Audit Committee reviewed and discussed with the Company’s management and the independent public accountants the audited financial statements of the Company. The Audit Committed discussed with the independent public accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

The independent public accountants have provided to the Audit Committee the written disclosures and the letter regarding its independence required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with the Audit Committee their independence from the Company and its management.

Based on the discussions with management and the independent public accountants, the Audit Committee’s review of the representations of management and the report of the independent public accountants, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2003, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Company’s Board of Directors

SUSAN BARTLETT FOOTE	DANIEL J. STARKS	BOBBY I. GRIFFIN

PERFORMANCE GRAPH

The following graph compares the cumulative total shareholder return on the common stock of the Company from June 30, 1998 to June 30, 2003, with the cumulative total return of companies included in (1) the Nasdaq Stock Market and (2) the Nasdaq Medical Equipment Index. The graph assumes an investment of $100 on June 30, 1998 and reinvestment of dividends. The Company did not pay any dividends during any period presented.

	Cumulative Total Return
	6/98	6/99	6/00	6/01	6/02	6/03
UROLOGIX, INC.	100.00	29.04	47.80	215.41	150.47	31.18
NASDAQ STOCK MARKET (U.S.)	100.00	143.67	212.43	115.46	78.65	87.33
NASDAQ MEDICAL EQUIPMENT INDEX	100.00	133.53	153.79	144.13	130.90	140.24

Compensation of Directors

Under the current terms of the Company’s 1991 Stock Option Plan, persons serving as non-employee directors at the date of the annual shareholder meeting automatically receive a grant to purchase 10,000 shares at a price equal to fair market value on the date of grant. The options are immediately exercisable on the date of grant and expire ten years from the date of grant, subject to earlier termination one year after the person ceases to be a director of the Company. Each director is also reimbursed for expenses associated with attending Board of Directors meetings. Non-employee directors are also paid $1,000 per board meeting and $500 per committee meeting. Mr. Dann received a fee of $1,500 per month for his services as the Chairman of the Board through the month of May 2003 when he resigned as Chairman and was replaced by Mr. Parks, as well as the standard director fees paid to all directors during fiscal year 2003. As the Chairman of the Board, Mr. Parks will receive a fee of $1,500 per month beginning in June 2003 for his services as Chairman.

Employment and Change In Control Arrangements

Agreement with Fred B. Parks.    Mr. Parks began serving as the Chairman of the Board as of May 21, 2003 and as President and Chief Executive Officer beginning May 27, 2003. On September 29, 2003, the Company and Mr. Parks entered into a letter agreement relating to his employment with the Company.

As Chief Executive Officer, Mr. Parks will earn a base salary at a rate of $25,000 per month commencing from his start date of May 27, 2003 (pro-rated for partial periods) until December 31, 2003, which base salary will be deferred and payable in January 2004. If Mr. Parks remains employed as Chief Executive Officer and Chairman as of December 31, 2003, he will receive an additional payment in January 2004 to make a total of $200,000 base salary. After December 31, 2003, Mr. Parks base salary will be $300,000. In addition, the Company will pay Mr. Parks an expense allowance (for cellular telephone usage, travel and an automobile allowance) of $1,000 per month, payable at the end of each month, beginning in May 2003.

Mr. Parks is entitled to a bonus of up to $150,000 in addition to the compensation described for the period ending December 31, 2003, which shall be paid before January 31, 2004. The amount of the bonus will be at the discretion of the Compensation Committee of the Board. After December 31, 2003, Mr. Parks will be entitled to a bonus target of 50% of his base salary, upon achievement of corporate goals established by the Compensation Committee on or before April 1 of each year.

On May 27, 2003, Mr. Parks was granted a 10-year non-qualified stock option for the purchase of 225,000 shares of Urologix common stock at $2.75 per share, the closing price on May 27, 2003. This stock option vests at a rate of 56,268 shares on May 27, 2004 and thereafter at a rate of 4,687 shares per month on the 27th of each month, provided Mr. Parks remain as an employee, Chairman or consultant to Urologix on the applicable vesting date. On September 29, 2003, Mr. Parks was granted a 10-year incentive stock option for the purchase of 300,000 shares of Urologix common stock at $4.47 per share, the closing price on September 29, 2003. This option vests at the rate of 75,000 shares on September 29, 2004 and thereafter at a rate of 6,250 shares per month on the 29th day of each month, provided he remains an employee on the applicable vesting date.

Either Mr. Parks or the Company may terminate the employment relationship at any time, with or without cause. The September 29, 2003 letter provides that if Mr. Parks’ employment is terminated without cause and provided Mr. Parks enters into a general release of claims, the Company will be obligated to pay Mr. Parks his base salary and the employee share of premiums for health, dental and life insurance coverage for the earlier of twelve months or until he secures other employment. If a Change of Control occurs and his employment is terminated Without Cause or For Good Reason, all as defined in the letter agreement, Mr. Parks will receive his base salary and his health, dental and life insurance coverage will be continued, both for a period of twelve months.

Severance.    The Company has in place severance agreements with certain of its other executive officers. Under the terms of their respective agreements, the Company has agreed that, if the employment of the executive officer is terminated without cause, the Company will pay the employee’s salary for a period of six or twelve months or until such person has secured alternative employment, whichever occurs first.

Mr. Selzer resigned as the Company’s President and Chief Executive Officer on May 23, 2003. Under a letter agreement dated May 23, 2003 with Mr. Selzer, the Company has agreed to pay Mr. Selzer’s base salary for up to 12 months or until the date he secures other employment, whichever occurs first. Mr. Selzer may also continue to receive health, dental and life insurance benefits through this period and the Company has agreed to pay the health insurance premiums on behalf of Mr. Selzer to continue these benefits. Vesting of all stock options terminated as of Mr. Selzer’s resignation date. The letter agreement also contains a general release by Mr. Selzer of any employment related claims he may have against the Company.

Mr. Geyen resigned as the Company’s Vice President, Chief Financial Officer, Secretary and Treasurer effective May 23, 2003. Under a letter agreement dated May 23, 2003 with Mr. Geyen, Mr. Geyen will receive severance payments equal to Mr. Geyen’s base salary for up to 12 months or until the date he secures other employment, whichever occurs first. Mr. Geyen may also continue to receive health, dental and life insurance benefits through this period and the Company has agreed to pay health insurance premiums on behalf of Mr. Geyen. Vesting of all stock options terminated as of Mr. Geyen’s resignation date. The letter agreement also contains a general release by Mr. Geyen of any employment related claims he may have against the Company.

Change In Control.    The Company has entered into change in control agreements with certain of its executive officers providing for the preservation of any and all compensation and benefits to which the executive would be otherwise entitled in accordance with the terms of any employment, severance or change in control agreement or any employee benefit plan, program, policy or arrangement, whether written or oral. Pursuant to the agreement the executive shall, in consideration for a release of claims by the executive, receive a gross-up payment for any excise tax imposed on such payments or benefits and for any tax imposed on such gross-up. The agreement also provides for the assignment of inventions of the executive while employed by the Company and restricts the executive from disclosing trade secrets and confidential information. “Change in Control” means any of the following: (i) the acquisition of beneficial ownership by any person of 50% or more of the combined voting power of the Company’s then-outstanding securities and is, as a result, required to file a Schedule 13D under the Exchange Act; (ii) the incumbent directors ceasing to constitute at least a majority of the Board of Directors of the Company; (iii) a sale, lease exchange or other transfer of all or substantially all of the Company’s assets; and (iv) any other transaction that constitutes a change in control pursuant to Section 5(c) of the Amended and Restated Urologix, Inc. 1991 Stock Option Plan. If a change in control had occurred at the end of fiscal year 2003, no gross-up payments would have been payable pursuant to these change in control agreements. These change of control agreements will terminate as of December 31, 2003.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5. During the fiscal year ended June 30, 2003, all reports required by insiders were filed in a timely manner.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

The proxy rules of the Securities and Exchange Commission permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with the proxy rules. The Urologix, Inc. 2004 Annual Meeting of Shareholders is expected to be held on or about November 9, 2004, and proxy materials in connection with that meeting are expected to be mailed on or about October 4, 2004. Shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before June 7, 2004.

Properly Brought Business.    The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder’s intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 45 days nor more than 60 days prior to a meeting date corresponding to the previous year’s annual meeting. Notice relating to the conduct of such business at an annual meeting must contain certain information as described in the Company’s Bylaws, which are available for inspection by shareholders at the Company’s principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company’s Bylaws.

Director Nominations.    The Bylaws provide that any shareholder entitled to vote generally in the election of directors may nominate one or more persons for election as directors at a meeting only if written notice of such shareholder’s intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Company not less than sixty (60) days nor more than ninety (90) days prior to a meeting date corresponding to the previous year’s regular meeting. Each such notice to the Secretary shall set forth: (i) the name and address of record of the shareholder who intends to make the nomination; (ii) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) the name, age, business and residence addresses, and principal occupation or employment of each nominee; (iv) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (v) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and (vi) the consent of each nominee to serve as a director of the Company if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure, and if he should so determine, he shall so declare to the meeting and the defective nomination shall be disregarded.

ANNUAL REPORT

An Annual Report of the Company setting forth the Company’s activities and containing financial statements of the Company for the fiscal year ended June 30, 2003 accompanies this Notice of Annual Meeting and proxy solicitation material.

The Company has selected KPMG LLP to serve as independent public accountants for the Company for the fiscal year ended June 30, 2004. The Company expects that a representative from KPMG LLP will attend the Annual Meeting and be available to respond to appropriate shareholder questions.

GENERAL

Shareholders may receive, without charge, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003, including financial statements schedules and amendments thereto, as filed with the Securities and Exchange Commission, by writing to: Urologix, Inc., 14405 21st Avenue North, Minneapolis, Minnesota 55447, Attention: Vice President, Finance, or by calling the Company at (763) 475-1400.

By the Order of the Board of Directors

Fred B. Parks, Chairman

UROLOGIX, INC.

14405 Twenty-First Avenue North

Minneapolis, Minnesota 55447

PROXY SOLICITED BY THE BOARD OF DIRECTORS

For Annual Meeting of Shareholders

November 11, 2003

Radisson Hotel and Conference Center

3131 Campus Drive

Plymouth, MN 55441

3:30 p.m. local time

UROLOGIX, INC.

NOVEMBER 11, 2003 ANNUAL MEETING OF SHAREHOLDERS

This Proxy is solicited on behalf of the Board of Directors of the Company.

The undersigned hereby appoints Fred B. Parks or Todd E. Paulson, or either of them, as attorneys and proxies (each with full power to act alone and with the power of substitution and revocation), to represent the undersigned at the Annual Meeting of Shareholders to be held at 3:30 p.m., local time, on November 11, 2003, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of Common Stock of Urologix, Inc. held of record by the undersigned at the close of business on September 30, 2003 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

Please mark this proxy as indicated on the reverse side to vote on any item.

(Continued, and to be completed and signed, on the reverse side.)

PLEASE RETURN PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.

ò Please detach here ò

The Board of Directors Recommends a Vote “FOR” Each of the Nominees Named Below:

1. Election of Directors:	01 Frederick B. Parks	02 Daniel J. Starks	☐ Vote FOR all nominees	☐ Vote WITHHELD from all nominees

(Instruction: To withhold authority to vote for an individual nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2. The proxies are authorized to vote in their discretion upon any other matters as may properly come before the meeting.	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED AND, IN THE DISCRETION OF THE PROXIES, ON ANY OTHER MATTER(S) WHICH MAY PROPERLY COME BEFORE THE MEETING.

Address Change? Mark Box  ☐

Indicate changes below:	Date , 2003

Signature(s) in Box

PLEASE SIGN exactly as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.